Malcolm L Pollard, Inc.

4845 W. Lake Road #119

Erie, Pa 16505

(814)838-8258

December 13, 2011

To the Board of Directors

Autovative Products, Inc.

We hereby consent to the incorporation of our opinions dated March 31, 2011 and June 3, 2011 in the S1/A5 of Autovative Products, Inc. for the years ended December 31, 2010, 2009, and 2008.

Very truly yours,

Malcolm L. Pollard, Inc.

Malcolm L Pollard, CPA